Exhibit 99.1

Consent of KeyBanc Capital Markets Inc.

We hereby consent to (i) the inclusion of our opinion letter dated February 24, 2022, to the Board of Directors of Strategic Storage Growth Trust II, Inc. (“SSGT II”), as Annex B to the Proxy Statement of SSGT II and Prospectus of SmartStop Self Storage REIT, Inc. (“SmartStop”), which forms part of the Registration Statement on Form S-4 of SmartStop filed with the Securities and Exchange Commission (the “Commission”) as of the date hereof (the “Registration Statement”), and (ii) the references to such opinion and to our name in the Registration Statement under the subheadings “Background of the Merger,” “SSGT II’s Reasons for the Merger and Recommendation of the SSGT II Board,” “Opinion of SSGT II Board’s Financial Advisor,” “Summary of Financial Analyses of SSGT II’s Financial Advisor,” and “Certain SmartStop and SSGT II Unaudited Financial Projections.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Kevin Kreshover
Name: Kevin Kreshover
Title: Managing Director

April 1, 2022